Exhibit 99.1

Bunge Reports Second Quarter 2013 Results

White Plains, NY – July 25, 2013 – Bunge Limited (NYSE:BG)

•                               Total segment EBIT of $239 million, down $44 million vs. last year on an adjusted basis

•                               Sugar & bioenergy, food & ingredients and fertilizer reported improved results

•                               Strong agribusiness results in Brazil offset by challenging conditions in the Northern Hemisphere due to supply tightness

•                               Remain optimistic about second half

►     Financial Highlights

	Quarter Ended		Six Months Ended

US$ in millions, except per share data	6/30/13	6/30/12	6/30/13	6/30/12

Net sales	$15,491	$14,499	$30,276	$27,408

Total segment EBIT (a)	$239	$404	$562	$604

Certain gains & charges (b)	-	$121	$63	$121

Total segment EBIT, adjusted (a)	$239	$283	$499	$483

Agribusiness	$170	$301	$345	$498

Sugar & Bioenergy	$(3)	$(28)	$20	$(61)

Food & Ingredients (c)	$63	$10	$122	$58

Fertilizer	$9	-	$12	$(12)

Net income per common share from continuing operations-diluted	$0.74	$1.73	$1.95	$2.55

Net income per common share from continuing operations-diluted, adjusted (a)	$0.74	$1.15	$1.89	$1.97

(a)

Total segment earnings before interest and tax (“EBIT”) and net income (loss) per common share from continuing operations-diluted (excl. certain gains and charges and discontinued operations) are non-GAAP financial measures. Reconciliations to the most directly comparable U.S. GAAP measures are included in the tables attached to this press release and the accompanying slide presentation posted on Bunge’s website, respectively.

(b)

Includes certain gains and charges included in segment EBIT for the six months ended June 30, 2013 of $16 million for agribusiness, $15 million for food & ingredients and $32 million for fertilizer. Includes certain gains and charges included in segment EBIT for the quarter ended and six months ended June 30, 2012 of $85 million for agribusiness and $36 million in food & ingredients.

(c)	Includes edible oil products and milling products segments.

►     Overview

Soren Schroder, Bunge’s Chief Executive Officer, stated, “The first half of the year came in generally as we expected, and we are anticipating a strong second half.  In the second quarter, in agribusiness our Brazilian operations generated strong results executing record volumes under challenging logistical conditions.  We navigated the choppy markets well, but faced some challenges in North America, Europe and Argentina, which suffered from the continued effects of last year’s poor oilseed and grain crops.

“In sugar & bioenergy, we are pleased to see our improvements in industrial operations, global risk and trade flow management begin to be reflected in better results.  And food & ingredients delivered a record first half of the year due to improved volumes, margins, service levels and working closely with customers on procurement strategies.

“Good demand and big Northern Hemisphere crops should drive robust commercial activity, asset utilization and global trade in agribusiness during the remainder of the year. Sugar & bioenergy will enter the peak milling season. In food & ingredients we expect continued strong performance in both milling and edible oils, as we launch new consumer and B2B edible oil products and continue to improve total supply chain efficiency.

“We are optimistic about the long term as well. Our markets, while competitive, are growing steadily, and Bunge is well positioned for the future.  We recognize, however, that growth must be balanced with good returns, and Bunge’s must improve.  Our improvement plan for sugar & bioenergy is an essential part of elevating overall returns above our cost of capital, but we can do more in other segments as well. To support this goal, we are taking steps such as enhancing our global performance management system, which will intensify our continuous improvement and operational excellence efforts to drive higher returns through more granular management of business unit performance.

“We are also adjusting our capital management and investment approach.  As a first step, we are reducing our 2013 capex by $200 million and commencing a review of 2014 plans.  Projects that more immediately improve efficiencies and competitiveness—and that generate faster payback—will be priorities for Bunge.  We’ll also be mindful of balancing the need to continue to pursue growth opportunities while generating compelling, consistent value for shareholders as we assess our capital management framework.  We look forward to sharing more details in the coming months.”

►     Second Quarter Results

Agribusiness

Results were below last year, but within our expectations.  Strong margins and volumes in our Brazilian operations were the primary driver of results in the quarter. Tight sunflower and rape seed supplies in Europe and last year’s poor grain crops in the Black Sea negatively impacted results in this region.  Oilseed processing capacity utilization in North America was low for both soybeans and canola, hampered by last year’s drought which has reduced available raw material.  U.S. grain exports were weak, reflecting the impact of the extreme drought last summer on corn production.  Results in Argentina were lower due in part to slow farmer selling and the poor wheat crop.  Oilseed processing results in Asia were comparable to last year.  Our teams managed global supply lines and market volatility well in a challenging environment.  Results in the second quarter of 2012 included an $85 million gain on sale of our minority stake in Solae.

Sugar & Bioenergy

Results were higher in the quarter due to improved performance in all parts of the segment.  Trading & merchandising benefited from higher volumes and margins on export programs and good risk management.  In sugarcane milling higher ethanol prices and lower production costs, driven by the combination of higher cane yields, ATR and crush volume, more than offset lower sugar prices.  At the end of June, we had crushed approximately 1.3 million metric tons more sugarcane than in the previous year.  The second quarter is typically a weak period for the milling operations as it marks the beginning of the sugarcane harvest in the Center-South of Brazil when the sugar content of the sugarcane is at its lowest level. Consequently, mills produce less sugar and ethanol per unit of sugarcane milled than they will in the second half of the year when the yield increases. Results in U.S. biofuels were higher due to improved margins in our ethanol joint venture.

Edible Oil Products

Results in the quarter were higher in all regions due to significant operational improvements and more efficient channel strategies, especially in Brazil and Eastern Europe. Prior year results included an impairment charge of approximately $5 million related to the closing of a European margarine plant as part of a facilities consolidation program to improve efficiency.

Milling Products

Excluding last year’s $36 million gain related to the acquisition of a controlling interest in a Mexican wheat milling business, our results in the quarter were higher driven by improved performances in our Brazilian wheat milling and U.S. corn dry milling operations.  Contributing to the better results were greater efficiencies in operations, working more closely with our largest customers on procurement strategies and the successful integration of our Mexico wheat mill acquisition.

Fertilizer

Higher results in our Brazilian fertilizer port operations and our Morocco joint venture more than offset slightly lower results in Argentina.

Cash Flow

Cash used by operations in the six months ended June 30, 2013 was $513 million compared to cash used of $2,699 million in the same period last year. The year-over-year variance primarily reflects lower inventories.

Income Taxes

The effective tax rate for the six months ended June 30, 2013, excluding our discontinued fertilizer business and discrete tax items, was approximately 19%.

►     Outlook

Drew Burke, Chief Financial Officer, stated, “We are confident about the second half of the year.  In agribusiness, export demand for agricultural commodities should be strong due to the combination of lean customer inventory pipelines resulting from delays in exporting product out of South America, and lower prices driven by what are expected to be large new crops in the Northern Hemisphere.  Farmer selling in South America has picked up, supporting near-term oilseed processing margins.  Our oilseed processing and merchandising operations in North America and Europe will continue to be impacted by low capacity utilizations due to tight supplies until new crops are harvested.  While the critical growing period is still in front of us, U.S. soybean and European softseed crops are developing well, supporting good forward processing margins in these regions.

“In sugar & bioenergy, we are entering the seasonally stronger period of the year as higher crush and ATR levels reduce our unit production costs. Our cane supply is now in line with industrial capacity as a result of our investments in planting and agricultural productivity over the past two years. At the end of June, we were 30% through the harvest, so weather remains an important factor both in ATR evolution and the length of the processing season. Changes in Brazilian ethanol policy have improved the economics of producing ethanol, somewhat offsetting weaker sugar prices; however, Brazilian ex-refinery fuel prices remain significantly below international parity. There is no change to our outlook that we will finish the year solidly profitable.

“In food & ingredients, we expect the strong momentum to continue. Additionally, our new multi-oil refining facility in India and our new refining and packaging facility in Decatur, Alabama, which started up earlier this year, will contribute to the second half.

“As mentioned earlier, our 2013 capex target has been reduced by $200 million to $1 billion.

“Lastly, the pending sale of the Brazilian fertilizer business remains on track to close during the third quarter.”

►     Conference Call and Webcast Details

Bunge Limited’s management will host a conference call at 10:00 a.m. EDT on July 25, 2013 to discuss the company’s results.

Additionally, a slide presentation to accompany the discussion of results will be posted on www.bunge.com.

To listen to the call, please dial (866) 436-9172.  If you are located outside the United States or Canada, dial (630) 691-2760.  Please dial in five to 10 minutes before the scheduled start time.  When prompted, enter confirmation code 35272737.  The call will also be webcast live at www.bunge.com.

To access the webcast, go to the “Webcasts and Events” page of the “Investors” section of the company’s website.  Select “Q2 2013 Bunge Limited Conference Call” and follow the prompts.  Please go to the website at least 15 minutes prior to the call to register and download any necessary audio software.

For those who cannot listen to the live broadcast, a replay will be available later in the day on July 25, 2013, continuing through August 24, 2013.  To listen to it, please dial (888) 843-7419 or, if located outside the United States or Canada, dial (630) 652-3042.  When prompted, enter confirmation code 35272737.  A replay will also be available on the “Past Events” page of the “Investors” section of the company’s website.

►     About Bunge Limited

Bunge Limited (www.bunge.com, NYSE: BG) is a leading global agribusiness and food company operating in over 40 countries with approximately 35,000 employees.  Bunge buys, sells, stores and transports oilseeds and grains to serve customers worldwide; processes oilseeds to make protein meal for animal feed and edible oil products for commercial customers and consumers; produces sugar and ethanol from sugarcane; mills wheat, corn and rice to make ingredients used by food companies; and sells fertilizer in South America.  Founded in 1818, the company is headquartered in White Plains, New York.

►     Cautionary Statement Concerning Forward-Looking Statements

This press release contains both historical and forward-looking statements. All statements, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are not based on historical facts, but rather reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including “may,” “will,” “should,” “could,” “expect,” “anticipate,” “believe,” “plan,” “intend,” “estimate,” “continue” and similar expressions. These forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. The following important factors, among others, could affect our business and financial performance: industry conditions, including fluctuations in supply, demand and prices for agricultural commodities and other raw materials and products used in our business; fluctuations in energy and freight costs and competitive developments in our industries; the effects of weather conditions and the outbreak of crop and animal disease on our business; global and regional agricultural, economic, financial and commodities market, political, social and health conditions; the outcome of pending regulatory and legal proceedings; our ability to complete, integrate and benefit from acquisitions, dispositions, joint ventures and strategic alliances; our ability to achieve the efficiencies, savings and other benefits anticipated from our cost reduction, margin improvement and other business optimization initiatives; changes in government policies, laws and regulations affecting our business, including agricultural and trade policies, tax regulations and biofuels legislation; and other factors affecting our business generally. The forward-looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

Investor Contact: Mark Haden Bunge Limited 914-684-3398 mark.haden@bunge.com	Media Contact: Susan Burns Bunge Limited 914-684-3246 susan.burns@bunge.com

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►  Additional Financial Information

The following table provides a summary of certain gains and charges that may be of interest to investors. The table includes a description of these items and their effect on total segment EBIT, net income attributable to Bunge and earnings per share for the quarters ended June 30, 2013 and 2012.

			Net Income		Earnings
	Total Segment		Attributable to		Per Share
(In millions, except per share data)	EBIT		Bunge		Diluted

Quarter Ended June 30:	2013	2012	2013	2012	2013	2012
Continuing operations:
Gain on sale of investment (3)	$-	$85	$-	$54	$-	$0.35
Gain on acquisition of controlling interest (4)	-	36	-	36	-	0.23

Total	$-	$121	$-	$90	$-	$0.58

			Net Income		Earnings
	Total Segment		Attributable to		Per Share
(In millions, except per share data)	EBIT		Bunge		Diluted

Six Months Ended June 30:	2013	2012	2013	2012	2013	2012
Continuing operations:
Sale of certain rights (1)	$63	$-	$41	$-	$0.28	$-
Discrete tax charges (2)	-	-	(31)	-	(0.22)	-
Gain on sale of investment (3)	-	85	-	54	-	0.35
Gain on acquisition of controlling interest (4)	-	36	-	36	-	0.23
Discontinued operations:
Discrete tax charges (5)	-	-	(17)	-	(0.11)	-
Other income (expense) - net (6)	-	-	-	(18)	-	(0.12)

Total	$63	$121	$(7)	$72	$(0.05)	$0.46

Consolidated Earnings Data (Unaudited)

	Quarter Ended		Six Months Ended
	June 30,		June 30,

(In millions)	2013	2012	2013	2012
Net sales	$15,491	$14,499	$30,276	$27,408
Cost of goods sold	(14,875)	(13,856)	(29,013)	(26,228)
Gross profit	616	643	1,263	1,180
Selling, general and administrative expenses	(379)	(374)	(728)	(767)
Foreign exchange gain (loss)	(3)	13	(43)	71
Other income (expense)-net (1)	(1)	(7)	38	(8)
Gain on sale of investment in affiliate	-	85	-	85
Gain on acquisition of controlling interest	-	36	-	36
EBIT attributable to noncontrolling interests	6	8	32	7
Total Segment EBIT (7)	239	404	562	604
Interest income	12	16	21	38
Interest expense (8)	(86)	(78)	(162)	(137)
Income tax (expense) benefit	(38)	(75)	(111)	(115)
Noncontrolling interest share of interest and tax	8	-	14	4
Income from continuing operations, net of tax	135	267	324	394
Income (loss) from discontinued operations, net of tax	1	7	(8)	(28)
Net income attributable to Bunge (9)	136	274	316	366
Convertible preference share dividends and other obligations	(26)	(9)	(36)	(17)
Net income available to Bunge common shareholders	$110	$265	$280	$349
Earnings per common share - diluted
Net income (loss) from continuing operations	$0.74	$1.73	$1.95	$2.55
Net income (loss) from discontinued operations	0.01	0.05	(0.05)	(0.18)
Net income (loss) to Bunge common shareholders	$0.75	$1.78	$1.90	$2.37
Weighted–average common shares outstanding - diluted (10)	148	154	148	154

Consolidated Segment Information (Unaudited)

Set forth below is a summary of certain items in our Consolidated Earnings Data and volumes by reportable segment.

	Quarter Ended		Six Months Ended
	June 30,		June 30,
(In millions, except volumes)	2013	2012	2013	2012
Volumes (in thousands of metric tons):
Agribusiness	34,356	34,723	65,802	65,373
Sugar & Bioenergy	2,021	1,804	4,324	3,135
Edible oil products	1,765	1,634	3,408	3,184
Milling products	1,031	1,087	2,042	2,133
Fertilizer	194	176	329	300

Net sales:
Agribusiness	$11,566	$10,580	$22,340	19,897
Sugar & Bioenergy	939	1,079	2,052	1,960
Edible oil products	2,376	2,331	4,673	4,552
Milling products	509	421	1,044	848
Fertilizer	101	88	167	151
Total	$15,491	$14,499	$30,276	27,408
Gross profit:
Agribusiness	$370	$478	$768	830
Sugar & Bioenergy	34	15	91	23
Edible oil products	137	91	253	204
Milling products	61	43	124	99
Fertilizer	14	16	27	24
Total	$616	$643	$1,263	1,180
Selling, general and administrative expenses:
Agribusiness	$(199)	$(205)	$(390)	(420)
Sugar & Bioenergy	(39)	(37)	(76)	(81)
Edible oil products	(104)	(89)	(188)	(181)
Milling products	(31)	(34)	(64)	(65)
Fertilizer	(6)	(9)	(10)	(20)
Total	$(379)	$(374)	$(728)	(767)

Foreign exchange gain (loss):
Agribusiness	$(2)	$20	$(43)	$74
Sugar & Bioenergy	(4)	(5)	(1)	-
Edible oil products	-	(2)	(1)	(3)
Milling products	-	-	-	-
Fertilizer	3	-	2	-
Total	$(3)	$13	$(43)	$71

Segment earnings before interest and tax:
Agribusiness (3)	$170	$386	$361	$583
Sugar & Bioenergy	(3)	(28)	20	(61)
Edible oil products	34	2	72	23
Milling products (4)	29	44	65	71
Fertilizer	9	-	44	(12)
Total (7)	$239	$404	$562	$604

Condensed Consolidated Balance Sheets (Unaudited)

	June 30,	December 31,
(In millions)	2013	2012
Assets
Cash and cash equivalents	$726	$569
Time deposits under trade structured finance program	4,687	3,048
Trade accounts receivable, net	3,010	2,471
Inventories (11)	6,391	6,590
Current assets held for sale	771	660
Other current assets	5,098	3,926
Total current assets	20,683	17,264
Property, plant and equipment, net	5,762	5,888
Goodwill and other intangible assets, net	642	646
Investments in affiliates	273	273
Non-current assets held for sale	251	250
Other non-current assets	2,732	2,959
Total assets	$30,343	$27,280
Liabilities and Equity
Short-term debt	$2,725	$1,598
Current portion of long-term debt	879	719
Letter of credit obligations under trade structured finance program	4,687	3,048
Trade accounts payable	3,482	3,319
Current liabilities held for sale	456	297
Other current liabilities	2,930	2,580
Total current liabilities	15,159	11,561
Long-term debt	3,513	3,532
Non-current liabilities held for sale	20	13
Other non-current liabilities	911	881
Total liabilities	19,603	15,987
Redeemable noncontrolling interests	33	38
Total equity	10,707	11,255
Total liabilities and equity	$30,343	$27,280

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended
	June 30,
(In millions)	2013	2012

Operating Activities
Net income (9)	$270	$355
Adjustments to reconcile net income to cash provided by (used for) operating activities:
Gain on sale of investment in affiliate	-	(85)
Gain on acquisition of controlling interest	-	(36)
Foreign exchange loss (gain) on debt	49	(49)
Depreciation, depletion and amortization	270	264
Other, net	75	(48)
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Trade accounts receivable	(632)	(434)
Inventories	(316)	(2,513)
Trade accounts payable and accrued liabilities	460	186
Other, net	(689)	(339)

Cash provided by (used for) operating activities	(513)	(2,699)

Investing Activities
Payments made for capital expenditures	(470)	(473)
Acquisitions of businesses (net of cash acquired)	(11)	(277)
Proceeds from sale of investment in affiliate	-	483
Other, net	(47)	(16)

Cash provided by (used for) investing activities	(528)	(283)

Financing Activities
Net borrowings (repayments) of short-term debt	1,075	1,620
Net proceeds (repayments) of long-term debt	278	1,123
Proceeds from sale of common shares	12	10
Dividends paid	(96)	(89)
Other, net	(3)	-

Cash provided by (used for) financing activities	1,266	2,664

Effect of exchange rate changes on cash and cash equivalents	(68)	(50)
Net increase (decrease) in cash and cash equivalents	157	(368)
Cash and cash equivalents, beginning of period	569	835
Cash and cash equivalents, end of period	$726	$467

► Reconciliation of Non-GAAP Measures

This earnings release contains certain “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934.  Bunge has reconciled these non-GAAP financial measures to the most directly comparable U.S. GAAP measures below.  These measures may not be comparable to similarly titled measures used by other companies.

Total segment EBIT

Total segment EBIT is consolidated net income attributable to Bunge excluding interest income, interest expense and income tax attributable to each segment.

Total segment EBIT is a non-GAAP financial measure and is not intended to replace net income attributable to Bunge, the most directly comparable GAAP financial measure. Total segment EBIT is an operating performance measure used by Bunge’s management to evaluate its segments’ operating activities.  Bunge’s management believes total segment EBIT is a useful measure of its segments’ operating profitability, since the measure allows for an evaluation of the performance of its segments without regard to its financing methods or capital structure.  In addition, EBIT is a financial measure that is widely used by analysts and investors in Bunge’s industries.  Total segment EBIT is not a measure of consolidated operating results under U.S. GAAP and should not be considered as an alternative to net income or any other measure of consolidated operating results under U.S. GAAP.

Below is a reconciliation of total segment EBIT to net income attributable to Bunge:

	Quarter Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2013	2012	2013	2012
Total segment EBIT	$239	$404	$562	$604
Interest income	12	16	21	38
Interest expense	(86)	(78)	(162)	(137)
Income tax expense	(38)	(75)	(111)	(115)
Income (loss) from discontinued operations, net of tax	1	7	(8)	(28)
Noncontrolling interest share of interest and tax	8	-	14	4
Net income attributable to Bunge	$136	$274	$316	$366

Earnings per common share-diluted (excluding certain gains & charges)

Below is a reconciliation to earnings per common share-diluted (excluding certain gains and charges and discontinued operations) to earnings per common share-diluted. Earnings per common share-diluted (excluding certain gains and charges and discontinued operations) is a non-GAAP financial measure and is not a measure of earnings per common share–diluted, the most directly comparable GAAP financial measure. It should not be considered as an alternative to earnings per share-diluted or any other measure of consolidated operating results under U.S. GAAP.

	Quarter Ended		Six Months Ended

	June 30,		June 30,

	2013	2012	2013	2012
Continuing operations:
Net income (loss) per common share-diluted (excluding certain gains & charges and discontinued operations)	$0.74	$1.15	$1.89	$1.97
Certain gains & charges (see Additional Financial Information section)	-	0.58	0.06	0.58
Net income (loss) per share - continuing operations	0.74	1.73	1.95	2.55
Discontinued operations:
Net income (loss) per common share-diluted from discontinued operations (excluding certain gains & charges)	0.01	0.05	0.06	(0.06)
Certain gains & charges (see Additional Financial Information section)	-	-	(0.11)	(0.12)
Net income (loss) per share - discontinued operations	0.01	0.05	(0.05)	(0.18)
Net income (loss) per common share-diluted	$0.75	$1.78	$1.90	$2.37

►     Notes

(1)      Segment EBIT in the first quarter of 2013 includes a gain of $63 million in other income (expense) – net related to the sale of Bunge’s rights to certain legal claims.  The gain was $16 million, $9 million, $6 million and $32 million in the agribusiness, edible oil products, milling products and fertilizer segments, respectively.

(2)      Income tax expense in the first quarter of 2013 includes a charge of $27 million as a result of new legal precedents that impacted our assessment of an uncertain income tax position in Brazil and a charge of $4 million related to the finalization of a European tax audit.

(3)      Segment EBIT in the second quarter of 2012 includes a pre-tax gain of $85 million in the agribusiness segment from the sale of Bunge’s interest in The Solae Company.

(4)      Segment EBIT in the second quarter of 2012 includes a pre-tax gain of $36 million in the milling segment from the acquisition of a controlling interest in a North American milling business in which Bunge previously held a minority investment.

(5)      Discontinued operations, net of tax, in the first quarter of 2013 includes an income tax charge of $17 million as a result of new legal precedents that impacted our assessment of an uncertain income tax position in Brazil.

(6)      Discontinued operations, net of tax, in the first quarter of 2012 includes a charge of $18 million stemming from an environmental incident due to a sulfuric acid spill during vessel unloading in the south of Brazil in 1998.

(7)      See Reconciliation of non-GAAP Measures.

(8)      Includes interest expense on readily marketable inventories of $11 million and $33 million for the quarters ended June 30, 2013 and 2012, respectively, and $27 million and $50 million for the six months ended June 30, 2013 and 2012, respectively.

(9)      A reconciliation of Net income attributable to Bunge to Net income is as follows:

	Six Months Ended
	June 30,
	2013	2012
Net income attributable to Bunge	$316	$366
EBIT attributable to nonconrolling interests	(32)	(7)
Noncontrolling interest share of interest and tax	(14)	(4)
Net income	$270	$355

(10)     Weighted-average common shares outstanding-diluted for the quarter and six months ended June 30, 2013 exclude the dilutive effect of approximately 4 million of outstanding stock options and contingently issuable restricted stock units and the dilutive effect of approximately 7.6 million weighted average common shares that would be issuable upon conversion of Bunge’s convertible preference shares because the effects of these conversions would not have been dilutive.

Weighted-average common shares outstanding-diluted for the quarter and six months ended June 30, 2012 exclude the dilutive effect of approximately 4 million of outstanding stock options and contingently issuable restricted stock units because the effect of conversion would not have been dilutive. Weighted-average common shares outstanding-diluted for the quarter and six months ended June 30, 2012 include the dilutive effect of 7.6 million weighted average common shares that would be issuable upon conversion of Bunge’s convertible preference shares.

(11)     Includes readily marketable inventories of $4,908 million and $5,306 million at June 30, 2013 and December 31, 2012, respectively.